As filed with the Securities and Exchange Commission on November 4, 2009

Registration No. 033-64273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Merck Sharp & Dohme Corp.

(Exact name of registrant as specified in its charter)

New Jersey	22-1109110
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

(Address of principal executive offices, including zip code)

1996 INCENTIVE STOCK PLAN

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

MERCK EMPLOYEES FEDERAL CREDIT UNION STOCK OPTION PLAN

Celia A. Colbert

Secretary

Merck Sharp & Dohme Corp.

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(Name, address, including zip code, of agent for service)

(908) 423-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 333-64273) of Merck & Co., Inc. (“Merck”) pertaining to 65,232,500 shares of common stock of Merck & Co., Inc., par value $0.01 per share, (the “Merck Common Stock”), under the 1996 Incentive Stock Plan, the Non-Employee Directors Stock Option Plan and the Merck Employees Federal Credit Union Stock Option Plan was filed with the Securities and Exchange Commission on November 15, 1995 (the “Registration Statement”).

On November 3, 2009, Merck completed its previously announced transactions with Schering-Plough Corporation (the “Parent”) pursuant to the Agreement and Plan of Merger, dated as of March 8, 2009, as amended, by and among Merck, Parent, SP Merger Subsidiary One, Inc., and SP Merger Subsidiary Two, Inc. (the “Transactions”). In the Transactions, Merck merged into a subsidiary of Parent, Parent changed its name to Merck & Co., Inc. and Merck changed its name to Merck Sharp & Dohme Corp. In addition, each outstanding share of Merck Common Stock was automatically converted into the right to one share of common stock of Parent. Accordingly, Merck has terminated all offerings of Merck Common Stock under its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Merck in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Merck Common Stock which remain unsold at the termination of the offering, Merck hereby removes from registration all authorized shares of Merck Common Stock reserved for issuance under the Registration Statement that remain unsold and unissued as of the effective date of the Transactions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whitehouse Station, State of New Jersey, on the 3rd day of November, 2009.

MERCK SHARP & DOHME CORP.

By:	/S/ CELIA A. COLBERT
Celia A. Colbert
Secretary

Note:	No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.